Exhibit 10.2
CONFIDENTIALITY, PROPRIETARY RIGHTS AND NON-COMPETITION AGREEMENT
This Confidentiality, Proprietary Rights and Non-Competition Agreement (the “Agreement”) is entered into as of January 1, 2025 (the “Effective Date”), by Indivior, Inc. (the “Employer”, collectively with its affiliates, as in existence from time to time, the “Group”) and Ryan Preblick (the “Employee”).
Employer and Employee are entering into an Employment Agreement, dated as of January 1, 2025 (the “Employment Agreement”). In consideration of Employee’s employment by Employer and the benefits he will receive from the Group, which Employee acknowledges to be good and valuable consideration for Employee’s obligations hereunder, Employer and Employee hereby agree as follows:
1.Confidentiality
A.Definition. “Confidential Information” includes materials and information of and relating to the Group or the Group’s business, regardless of (i) whether marked as “confidential” or “proprietary”, (ii) whether or not patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States or elsewhere, and (iii) whether generated by Employer or another member of the Group, or their employees or agents or received by the Group from third parties such as customers, suppliers, licensors, licensees, partners and collaborators of the Group. Confidential Information shall include information of a technical nature such as software, trade secrets, processes, designs, methodologies, technology, know-how, data, ideas, techniques and inventions, as well as terms of agreements, transactions and pending negotiations for transactions, financial information, customer and supplier information, marketing and product development plans, forecasts, and other information concerning the Group’s or its customers’ actual or anticipated products or services, business, research or development, or any information which is received in confidence by or for the Group from any other person. Employee understands that the foregoing is not an exhaustive list, and that Confidential Information also includes other information that is marked or otherwise identified as “confidential” or “proprietary”, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information shall not include any information that (i) is or becomes publicly known through lawful means, or (ii) was rightfully in Employee’s possession or part of Employee’s general knowledge prior to Employee’s employment by Employer, including any Employee Pre-Existing Intellectual Property.
B.Employee Acknowledgments.
1.Employee understands and acknowledges that, during the course of employment by Employer, Employee will have access to and learn about Confidential Information of and relating to the Group and its business and existing and prospective customers, suppliers, investors and other associated third parties. Employee further understands and acknowledges that such Confidential Information and the Group’s ability to reserve the

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Confidential Information for the exclusive knowledge and use of Employer is of great competitive importance and commercial value to the Group and third parties disclosing such information to the Group, and that improper use or disclosure of the Confidential Information by Employee might cause the Group and such third parties to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and/or criminal penalties.
2.Employee understands and agrees that Confidential Information developed by Employee in the course of Employee’s employment by Employer shall be subject to the terms and conditions of this Agreement as if Employer furnished such Confidential Information to Employee in the first instance.
C.Non-Disclosure Obligations.
Employee agrees and covenants:
1.to treat all Confidential Information as strictly confidential and as the sole and exclusive property of the Group;
2.not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow Confidential Information to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever and, in any event, not to anyone outside of the direct employ of the Group except as required in the performance of Employee’s authorized employment duties to Employer or with prior consent of an authorized officer acting on behalf of Employer in each instance, but only to the extent of such duties or consent;
3.to use the Confidential Information only for the benefit of the Group; and
4.upon the termination of Employee’s employment, to immediately return or destroy, at Employer’s option, all Employer Materials in Employee’s possession. “Employer Materials” means any documents, media or other items that contain or embody Confidential Information, whether or not labeled “confidential” or “proprietary”. Employer Materials include laptops, documents (including hard copies and copies on any electronic format, whether on computer, hard drive, PDA, disk, laptop hard drive, e-mail, or in any other format), blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, printouts, sound recordings and other digital, printed, typewritten or handwritten documents, sample products, prototypes and models.
Employee understands and acknowledges that Employee’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Employee’s first having access to such Confidential Information (regardless of when such Confidential Information is received) and shall continue during and after Employee’s employment by Employer until such time as the Confidential Information shall become public knowledge, other than as a result of Employee’s breach of this Agreement or breach by those acting in concert with Employee or on Employee’s behalf.

D.Required/Permitted Disclosures. Notwithstanding Section 1.C., nothing in this Agreement shall be construed to prevent disclosure of Confidential Information:
1.as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the minimum extent of disclosure required by such law, regulation or order. Employee shall promptly provide written notice of any such order to an authorized officer of Employer and provide all assistance Employer reasonably requires to contest such law, regulation or order.
2.Notwithstanding any other provision of this Agreement, pursuant to the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
3.Notwithstanding any other provision of this Agreement, if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose Employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
4.With the exception for information that is protected from disclosure by any applicable law or privilege, nothing in this Agreement prohibits or limits the Employee or the Employee’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, among others, the Securities and Exchange Commission, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law.
2.Ownership of Work Product
A.Definitions.
1.“Intellectual Property Rights” means: all (i) trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights (together with the goodwill associated with any of the foregoing), (ii) patents and patent rights, (iii) copyrights and copyright rights, (iv) trade secret rights, rights of publicity, mask work rights, rights of privacy, Moral Rights (as defined in Section 2.D.), database rights, and all other intellectual property rights and proprietary rights as may exist now or hereafter come into existence, regardless of whether such rights arise under the laws of the United States or any other jurisdiction or under any treaty or convention, and all registrations, applications, extensions, continuations, revisions, reissues, and renewals in connection with any of the foregoing, as well as all rights of priority and all rights to sue for past, present and future infringement, misappropriation, dilution, misuse or other violation of any of the foregoing, including for injury to goodwill, and to recover all proceeds relating to any of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees and expert fees) and proceeds from lawsuits under the laws of any jurisdiction worldwide.
2.“Work Product” means all writings, works of authorship, technology, inventions, discoveries, designs, graphics, source code (including HTML and other code), trade secrets, ideas, improvements, developments, technology, formulas, compositions, algorithms, software, audio or video files or other types of work product that are authored, invented, created, developed, amended, conceived or reduced to practice by Employee individually or jointly with others during the period of Employee’s employment by Employer or completed within six (6) months thereafter, with respect to any specific Work Product that was substantially begun during the course of Employee's period of employment by Employer and relating in any way to the business or contemplated business, research or development activities of Employer (regardless of when or where the Work Product is prepared or whose equipment or other resources are used in preparation of such Work Product) and all printed, physical and electronic copies and other tangible embodiments and notes or materials related thereto. Work Product shall not include any Employee Pre-Existing Intellectual Property.
B.Disclosure and Ownership. Employee hereby acknowledges and agrees that all Confidential Information and Employer Materials shall be the sole and exclusive property of Employer or other member of the Group to the maximum extent permitted by law. Employee agrees to disclose fully in writing all Work Product to Employee’s immediate supervisor or as otherwise designated by Employer promptly following the creation or development thereof. Employee agrees that, to the maximum extent permitted by applicable law, all Work Product and all Intellectual Property Rights therein and thereto shall be the sole and exclusive property of Employer. To the extent that all worldwide rights, title and interests, including all Intellectual Property Rights, in and to any Work Product do not, by operation of law or otherwise, vest solely and exclusively in Employer, Employee hereby irrevocably assigns and transfers solely and exclusively to Employer (by way of present assignment of existing and future rights), all Work Product and all worldwide rights, title, and interests, including all Intellectual Property Rights, in and to such Work Product, free and clear of any liens and other encumbrances and without reservations of any kind. Each such assignment and transfer shall be deemed effective as of the date that such Work Product is first created or developed or otherwise reduced to practice. Employee understands and agrees that the foregoing assignment includes a present conveyance to Employer of ownership of Work Product and Intellectual Property Rights that are not yet in existence.
C.Employee Pre-Existing Intellectual Property.
1.Employee has attached hereto as Schedule I, a complete list of all existing Intellectual Property Rights and writings, works of authorship, technology, inventions, discoveries, designs, graphics, source code (including HTML and other code), trade secrets, ideas, inventions, improvements, developments, technology, formulas, compositions, algorithms, software, audio or video files or other work product or materials to which Employee claims ownership (whether partial or in its entirety) separate from Employee’s employment by Employer or another member of the Group as of the date of this Agreement and which relate to Employer’s proposed business, products, or research and development (the “Employee Pre-Existing Intellectual Property”). If no list is attached to this Agreement, Employee represents and warrants that there is no such Employee Pre-Existing Intellectual Property. Employee will inform Employer in writing, and obtain Employer’s express written permission, before incorporating any Employee Pre-Existing Intellectual Property into any Work Product or otherwise utilizing such Employee Pre-Existing Intellectual Property in the course of Employee’s employment with Employer.
2.To the extent any Work Product includes, is based on, or is a derivative or improvement of, or cannot reasonably be made, used, reproduced or distributed without using or violating Intellectual Property Rights in any Employee Pre-Existing Intellectual Property or any other Intellectual Property Rights Employee owns or licenses that have not been assigned hereunder, Employee hereby grants the worldwide, royalty-free, fully paid-up, perpetual, irrevocable, transferable, non-exclusive and sub-licensable right and license (with the right to grant and authorize sublicenses through multiple levels of sublicensees) to exploit and exercise all such Intellectual Property Rights in support of Employer’s exercise or exploitation of any Work Product incorporating such Intellectual Property Rights (including any embodiments, modifications, improvements and derivatives thereof.) Each such license shall be deemed effective as of the date that such Work Product is first created or developed or otherwise reduced to practice.
D.Works Made for Hire. Employee further acknowledges and agrees that all of the Work Product consisting of copyrightable subject matter, including any computer program, programming documentation, and other work of authorship is “work made for hire” as defined in in the Copyright Act of 1976 (17 U.S.C. §101), as amended, and such copyrights are therefore owned by Employer.
E.Assignment or Waiver of Moral Rights and Other Intellectual Property Rights. Any assignment of Work Product hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, modification, attribution, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” anywhere in the world (collectively, “Moral Rights”). To the extent that any Moral Rights or any other Intellectual Property Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where such Moral Rights or such other Intellectual Property Rights exist, Employee hereby waives such Moral Rights and such other Intellectual Property Rights and consents to any action of the Group and its successors and assigns that would violate such Moral Rights and other Intellectual Property Rights in the absence of such consent. Employee shall confirm any such waivers and consents from time to time as requested by Employer. Additionally, to the extent any rights hereunder cannot be waived, Employee hereby grants to Employer, its successors and assigns, a perpetual, irrevocable, exclusive, worldwide, royalty-free license, with the right to sublicense through multiple tiers, to do anything the owner of such rights could do.

F.Execution of Documents. Employee agrees to perform all acts or refrain from taking action, as required, and agrees to execute and deliver to Employer any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be deemed necessary or desirable by Employer (either during or after Employee’s employment) to evidence, obtain, perfect, transfer to Employer or enforce any of the Intellectual Property Rights related to the Work Product or other rights in this Section 2 throughout the world and to render all lawful assistance in connection with the same. Employee agrees that the obligations set forth in this Section 2 shall continue after termination of Employee’s employment.
G.Power of Attorney. Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents, as Employee’s agents and attorney-in-fact to act for and on Employee’s behalf to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section 2, including the perfection of assignment and the prosecution and issuance of Intellectual Property Rights or other rights in connection with the Work Product and improvements thereto with the same legal force and effect as if executed by Employee. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.
H.Open Source. Employee shall not incorporate any open source or other third party code into any Work Product or into any of Employer’s products or services without Employer’s prior written consent.
I.Records. Employee shall maintain adequate, current, and accurate written records with respect to all Work Product. As between Employer and Employee, the records are and will be available to and remain the sole and exclusive property of Employer at all times.
3.Publicity
Employee hereby consents to any and all uses and displays by Employer and its agents of Employee’s name, voice, likeness, image, appearance and biographical information in or in connection with any printed, electronic or digital materials, including any pictures, audio or video recordings, digital images, websites, television programs, advertising, sales or marketing brochures, printed materials and computer media, throughout the world and at any time during or after Employee’s employment by Employer for all legitimate business purposes of the Group (the “Permitted Use”). Employee hereby forever releases each member of the Group and their directors, officers, employees, representatives and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind arising under any legal or equitable theory whatsoever at any time during or after the period of Employee’s employment by Employer in connection with any Permitted Use.
4.Non-Disparagement
Employee agrees and covenants that Employee will not at any time, during or after Employee’s employment, make, publish or communicate, or encourage others to make, publish, or communicate, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning any member of the Group, any of their respective businesses, products, services or activities, or any of their respective current or former officers, directors, managers, employees or agents. This Section 4 shall not prohibit Employee from providing truthful testimony in response to a validly issued subpoena or providing information to a local, state or federal government agency such as the U.S. Securities and Exchange Commission, the National Labor Relations Board or the Equal Employment Opportunity Commission.
5.Restrictive Covenants.
A.Definitions.
1.Competitor. The Group is currently engaged in the development, manufacture, promotion, distribution, sale, detailing, and marketing of medication used in the treatment of opioid dependence, alcohol use disorder, opioid overdose and cocaine overdose. The term “Competitor” shall refer to any person, firm, corporation, partnership or other business entity engaged in or about to become engaged in the production, licensing, sale or marketing of any product or service:
a)which is substantially similar to or directly competitive with any product or service of the Group with which Employee has been directly concerned through Employee’s work for the Group during the one (1) year preceding the Employee’s termination of employment with Employer; or
b)with respect to which Employee has acquired Confidential Information during Employee’s employment with Employer.
2.Competitive Services. The term “Competitive Services” shall refer to products or services competitive with the products or services performed, provided, or sold by the Group to a Customer by Employee or proposed to be performed, provided or sold to a Prospective Customer by Employee during the one (1) year period immediately prior to the termination of Employee’s employment with Employer for any reason.
3.Customer. The term “Customer” shall refer to any person or entity to or for whom Employee performed, provided, or sold products or services on behalf of the Group or with whom Employee interacted on behalf of the Group for the purpose of performing, providing, or selling such products or services during the one (1) year period immediately preceding the termination of Employee’s employment with Employer for any reason.
4.Prospective Customer. The term “Prospective Customer” shall refer to any person or entity whom Employee solicited or made a proposal to for the provision, performance, or sale of services on behalf of the Group during the six (6) month period immediately preceding the termination of Employee’s employment with Employer for any reason.
5.Restricted Period. The term “Restricted Period” means the twelve (12) months following the termination of Employee’s employment with Employer for any reason, except that, in the case of a termination of Employee’s employment by Employee for Good Reason (as defined in the

Employment Agreement) or by Employer without Cause (as defined in the Employment Agreement) on or within twelve (12) months following the date of a Change in Control (as defined in the Employment Agreement), then “Restricted Period” means the twenty-four (24) months following the termination of Employee’s employment with Employer.
B.Non-Competition and Non-Solicitation.
1.Non-Competition. As a material inducement to the Employer to enter into this Agreement and to employ Employee, Employee covenants and agrees that without Employer’s prior written consent, during Employee’s employment with Employer and the Restricted Period, Employee shall not (a) perform Competitive Services for any Competitor anywhere in the world, nor (b) engage, directly or indirectly, as principal, agent, officer, employee or otherwise, anywhere in the United States, in any actions to (i) divert or take away any Customer or supplier of the Group, (ii) seek to reduce the amount of business performed or engaged in by the Group with any Customer or supplier, (iii) provide services to, or assist in any manner any Competitor if doing so would require Employee to provide services to a Competitor that are the same or substantially similar in function or purpose to the services that Employee provided to Employer at any point during the two years preceding Employee’s termination of employment with Employer or likely result in Employee’ use or disclosure of Employer’s Confidential Information notwithstanding Employee’s undertaking to the contrary, or (iv) otherwise compete with the Group in the development, manufacture, sale or licensing, of any products or services competitive with the products or services developed or marketed by the Group anywhere in the world at any point during the two years preceding Employee’s termination of employment with Employer.
Notwithstanding the foregoing, Employee shall retain the right to invest in or have an interest in entities traded on any public market or offered by any national brokerage house, provided that said interest does not exceed three percent (3%) of the voting control of said entity.
2.Customer Non-Solicitation. Employee agrees that, during the term of Employee’s employment with Employer and the Restricted Period, Employee shall not, except on behalf of the Group, directly or indirectly, solicit or otherwise engage in any actions to divert or take away the business of any Customer for purposes of performing, providing, or selling Competitive Services to such Customer.
3.Prospective Customer Non-Solicitation. Employee agrees that, during the term of Employee’s employment with Employer and the Restricted Period, Employee shall not, except on behalf of the Group, directly or indirectly, solicit or otherwise engage in any actions to divert or take away the business of any Prospective Customer for purposes of performing, providing, or selling Competitive Services to such Prospective Customer.
4.Non-Piracy of Customers. Employee agrees that, during the term of Employee’s employment with Employer and the Restricted Period, Employee shall not, except on behalf of the Group, directly or indirectly, perform, provide, or sell Competitive Services to any Customer.

5.Non-Piracy of Prospective Customers. Employee agrees that, during the term of Employee’s employment with Employer and the Restricted Period, Employee shall not, except on behalf of the Group, directly or indirectly, perform, provide, or sell Competitive Services to any Prospective Customer.
6.Non-Solicitation of Employees. Employee agrees that any attempt on Employee’s part to induce others to leave the Group’s employ, or any effort by Employee to interfere with the Group’s relationship with its other employees would be harmful and damaging to the Employer and the other members of the Group. Employee agrees that during the term of Employee’s employment and the Restricted Period, Employee will not in any way, directly or indirectly (a) induce or attempt to induce any employee of the Group to quit employment with the Group; (b) otherwise interfere with or disrupt the Group’s relationship with its employees; (c) solicit, entice, or hire away any employee of the Group; or (d) hire or engage any employee of the Group or any former employee of the Group whose employment with the Group ceased less than one (1) year before the date of such hiring or engagement.
C.Employee’s Acknowledgements and Agreements. Employee acknowledges that the covenants in this Section 5 have unique, very substantial and immeasurable value to the Group. Employee acknowledges and agrees that the products and services developed by the Group are or are intended to be marketed and licensed to customers worldwide. Employee further acknowledges and agrees to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant. Employee also acknowledges and agrees that this covenant will not impair Employee from becoming gainfully employed, or otherwise earning a livelihood following termination of employment with Employer. Employee also acknowledges and agrees that this Agreement is supported by adequate consideration through Employee’s employment or continued employment with Employer pursuant to the Employment Agreement and the benefits thereunder, including eligibility for or receipt of any severance or Long Term Incentive Plan benefits. Employer would not have entered into this Agreement or the Employment Agreement or agreed to share the Confidential Information with Employee if Employee did not agree to this Section 5.
D.Survival. This Section 5 shall survive the termination or expiration of this Agreement and the termination of Employee’s employment for any reason.
E.Applicability.    THIS SECTION 5 SHALL HAVE NO FORCE OR EFFECT, AND SHALL NOT BE PART OF THE AGREEMENT, IN THE EVENT EMPLOYEE IS EMPLOYED TO PERFORM SERVICES PRINCIPALLY IN THE STATE OF CALIFORNIA, AND SECTION 5 SHALL BE AND BECOME IMMEDIATELY EFFECTIVE AND PART OF THIS AGREEMENT IF AND WHEN EMPLOYEE IS EMPLOYED TO PERFORM SERVICES PRINCIPALLY IN A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. During any period that this Section 5 is not applicable, Employee continues to owe a duty of loyalty to the Employer, shall comply with Employee’s obligations under the Employment Agreement, and shall not, at any time during Employee’s employment with Employer, directly or indirectly engage in any other employment, occupation or business activity without the prior written consent of the Employer.

6.At-Will Employment
Employee understands and acknowledges that this Agreement does not constitute a contract of employment or obligate Employer to employ Employee for any stated period of time. Employee is an “at will” employee of Employer and Employee’s employment can be terminated at any time (with or without notice), for any reason or for no reason, by either Employee or Employer, subject to the terms set forth in the Employment Agreement.

7.Former Employer Information; No Conflict; Compliance with Rules
A.Employee represents that the performance of the terms of this Agreement and acting as an employee of Employer do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to employment by Employer, and Employee shall not disclose to Employer or induce Employer to use any confidential or proprietary information or materials belonging to any previous employers or others. Employee further agrees not to bring onto Employer’s premises or transfer onto Employer’s systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, Employer has been consented to in writing by such third party.
B.Employee has not entered into and shall not enter into any agreement, either written or oral, in conflict with this Agreement or in conflict with Employee’s employment with Employer.
C.Employee shall comply with all rules and policies of Employer, as they may be amended from time to time, including, with respect to access, safekeeping and return of Confidential Information, Employer Materials and Work Product.
8.Notice of New Business; Authorization to Notify Others
Throughout the Employee’s employment and the Restricted Period, Employee shall give advance notice to Employer of each new business activity Employee undertakes, which notice shall state the name and address of the person or entity for whom such activity is to be undertaken and the nature of Employee's business relationship(s) and position(s) with such person or entity. Employee agrees that Employer shall have the right to provide notice of Employee's obligations under this Agreement and/or a copy of this Agreement to any person or entity that is an employer or prospective employer of Employee, and any person or entity that may engage Employee to otherwise provide services or that otherwise may engage with Employee in a new business activity. Employee agrees to defend, indemnify and hold the Group and all employees, directors, and officers of the Group harmless from any and all claims, costs and damages in any way arising in connection with the Group providing notice of Employee's obligations under this Agreement and/or a full or partial copy of this Agreement to any person.
9.Obligations and Remedies
A.Employee agrees that an impending or existing violation of any of the covenants contained in this Agreement would cause the Group irreparable injury for which it would have no adequate remedy at law and agrees that Employer and/or any member of the Group shall be entitled to obtain injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it at law or in equity. Employee agrees and consents that Employer and/or any member of the Group shall be entitled to a temporary or permanent injunction or other equitable relief against any such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Employee also agrees that, in the event that Employee shall breach any of covenants contained in this Agreement or initiates legal action to challenge any such covenant, Employee shall be liable to Employer for attorneys’ fees and costs incurred in any legal activity engaged in, defended by, or prosecuted by Employer and/or any member of the Group to enforce such covenant or seek remedy of such breach.
B.Employee further acknowledges and agrees that, pursuant to Section 6.5 of the Employment Agreement (Forfeiture/Conditions), Employee will forfeit any severance payments, bonus, or benefits to which Employee might have a right if Employee fails to comply with any of the non-competition and non-solicitation obligations in Section 5 of this Agreement.
C.Employee’s obligations under each of Sections 1 through 5, above are independent, separable, and independently enforceable of each other and of any legal obligations that may exist between Employer and Employee. The real or perceived existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or some other basis, shall not alleviate Employee of Employee’s obligations under this Agreement and shall not constitute a defense to the enforcement by Employer of the restrictions and covenants contained herein. No right, power or remedy conferred upon a party in this Agreement shall be exclusive, and each such right, power and remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred in this Agreement, the Employment Agreement or any other agreement, or now or hereafter available at law or in equity or by statute or otherwise.
10.General
A.Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the State of Delaware, without regard to or application of choice-of-law rules or principles, and without regard to the place of execution or the place of performance thereof.
B.Forum Selection. The parties agree that any legal proceeding, commenced by one party against the other, shall be brought in any state or federal court having proper jurisdiction within the State of Delaware. Both parties submit to such jurisdiction, and waive any objection to venue and/or claim of inconvenient forum.
C.Assignment; Beneficiaries. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. Employer may assign this Agreement to its successors or affiliates. Employee may not assign this Agreement. If this Agreement is assigned to another member of the Group, or any other assignee, in connection with the transfer of the Employee’s employment to such member or other assignee, to the extent appropriate and on a going forward basis, references to “Employer” shall be deemed replaced with references to such new employer. Employee understands and agrees that the terms of this Agreement will continue to apply to and bind Employee even if Employee is transferred at some time from Employer or any of its affiliates or subsidiaries to another of Employer or any of its affiliates or subsidiaries. The Employee acknowledges further that Employer’s affiliates, including the other members of the Group, are intended beneficiaries of this Agreement and may seek enforcement of its provisions.
D.Modification and Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by Employee and by a duly authorized officer of Employer (other than Employee). No delay or omission by the parties in exercising any right under this Agreement will operate as a waiver of that or any other right. No waiver or consent given by a party on any occasion will be construed as a bar to or as a continuing waiver of any right on any other occasion.
E.Construction. This Agreement shall be deemed drafted equally by both Employer and Employee. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
F.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the parties. If any provision of this Agreement, or application of it to any person, place, or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. Employee and Employer agree that any court of competent jurisdiction is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as its deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent of the law.
G.Entire Agreement. This Agreement, together with the Employment Agreement, sets forth the entire agreement and understanding between Employer and Employee relating to the subject matter herein and supersedes all prior discussions between the parties. To the extent that Work Product or Intellectual Property Rights are owned by a member of the Group on the date hereof as a result of prior agreement, this Agreement shall not derogate such ownership. Employee understands and acknowledges that (i) no other representation or inducement has been made to Employee, (ii) Employee has relied on Employee’s own judgment and investigation in accepting employment with Employer, and (iii) Employee has not relied on any representation or inducement made by any officer, employee or representative of Employer. Employee understands and agrees that any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.
H.Counterparts. This Agreement may be executed by facsimile or other electronic transmission and in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one agreement binding on the parties.
EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS. EMPLOYEE ACCEPTS THE OBLIGATIONS THIS AGREEMENT IMPOSES WITHOUT RESERVATIONS. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE THE ENTRY INTO THIS AGREEMENT THAT ARE NOT EXPRESSLY CONTAINED HEREIN. AT THE TIME OF SIGNING, EMPLOYEE HAS COMPLETELY DESCRIBED IN SUFFICIENT DETAIL ON SCHEDULE I ANY EMPLOYEE PRE-EXISTING INTELLECTUAL PROPERTY.
[Signature Page Follows]

    IN WITNESS WHEREOF, the parties have agreed to and accepted this Agreement as of the Effective Date.

Employee Signature Ryan Preblick (Please Print)	Indivior, Inc. ________________________________ By: Angela Colon-Mahoney Title: Chief Human Resources Officer

322623372.1

SCHEDULE I
1.The following is a complete list of all inventions, confidential information, work product or other materials or Intellectual Property Rights relevant to the subject matter of my employment with Employer that have been made, discovered, conceived, first reduced to practice or developed by me or jointly with others prior to my employment by Employer that I desire to remove from the operation of the Confidentiality, Proprietary Rights and Non-Competition Agreement, except as provided in Section 2.B.
__    No Intellectual Property.
__    See below: Any and all Intellectual Property regarding:
__    Additional sheets attached.
2.I propose to bring to my employment the following materials and documents of a former employer:
__    No materials or documents
__    See below:

Date:                    Employee Signature:

Schedule I to Non-Competition Agreement

322623372.1